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                                                                   EXHIBIT 11

                                                        CINCINNATI FINANCIAL CORPORATION
                                                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                                   (in thousands except for per share amounts)

                                                     1993               1992             1991
                                                     ----               ----             ----
Weighted average shares outstanding                    50,119             49,733          49,410*

Equivalent shares assumed to be
  outstanding for:
    Stock options:                                        321               343              363*
    Convertible debentures                              1,626              1,039              33*
                                                     --------           --------        ---------

  Number of shares for primary
    computation                                        52,066             51,115          49,806*

  Other dilutive equivalent shares--
    stock options                                        --                  139               3*
                                                     --------           --------        ---------

  Number of shares assuming full
    dilution                                           52,066             51,254          49,809*
                                                     ========           ========        =========


  Net income before cumulative effect
    of change in accounting for income
    taxes                                            $202,179           $171,325        $146,280

  Interest on convertible debentures--
    net of tax                                          2,858              1,887              12

  Cumulative effect of change in
    accounting for income taxes                        13,845                -0-             -0-
                                                     --------           --------        ---------

  Net income for per share computation               $218,882           $173,212        $146,292
                                                     ========           ========        =========

  Earnings per share:
  Primary before cumulative effect of
    change in accounting for income
    taxes                                            $   3.94           $   3.39        $    2.9*
  Cumulative effect of change in
    accounting for income taxes                           .26                -0-             -0-
                                                     --------           --------        ---------
  Total Primary                                      $   4.20           $   3.39        $   2.94*
                                                     ========           ========        =========
  Fully Diluted                                      $   4.20           $   3.38        $   2.94*
                                                     ========           ========        =========

*Adjusted to reflect a 3-for-1 stock split April 24, 1992.
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